Exhibit 10-1

[English Translation from Hong Kong lawyer]

GUANGDONG AIRPORT MANAGEMENT GROUP CORPORATION

GD Airport Group Letter (2006) No 70

Re:	Letter regarding verification and investigation of the agreement between Guangzhou Chuangrun Advertising Co Ltd and Guangzhou Baiyun International Airport Co Ltd

Canadian Consulate General, Guangzhou Office:

Upon receiving the letter from the President of Actionview International Inc and related commercial agreement through your esteemed office, our President takes this matter very seriously and instructed the related departments to investigate the matter. We herby reply to your letter as follows:

1.	Guangzhou Baiyan International Airport Co Ltd does not have the right to conduct business relating to advertising of the Guangzhou Baiyun Internation Airport

“Guangzhou Baiyan International Airport Co Ltd ”, established in 1999, is the project legal entity for the construction of the new Baiyuan International. Guangzhou Baiyun International Airport’s advertising business has always been operated by Guangzhou Baiyun International Advertising Co Ltd, which is a subsidiary of Guangzhou Baiyun International Airport Holdings Co Ltd. (listed company , independent legal entity ). Therefore, “ Guangzhou Baiyan International Airport Co Ltd. ” has never obtained the right to operate the airport’s advertising business and, in fact, has never commenced the operation of airport advertising business

2.	Guangzhou Baiyan International Airport Co Ltd has never signed “ Agreement ” with Guangzhou Chuangrun Advertising Co Ltd

Guangzhou Baiyan International Co Ltd has established a strict signatory management system. Contracts (or agreements) with outsiders must go through the investigation and reporting by internal business department, and approved by the department head before it can be signed and sealed. After our careful internal verification and investigation, we have not found any record relating to sealing with Guangzhou Chuangrun Advertising Co Ltd. on or about 11th March, 2005. At the same time, according to identification and verification by the personnel responsible for the management of the company’s seal, the seal and signature of the legal representative of Guangzhou Baiyun International Airport Co. Ltd. on the last page of the “Agreement” signed on 11th March, 2005 which your esteemed offie transmitted to us are forgeries. We are unable to verify the other on the other agreement (dated 28th November, 2004) as it is not sealed nor signed.

3.	There have been multiple incidents of fraud by criminals using the name of Guangzhou Baiyan International Airport during the periods of construction and operation of the airport

According to information provided by the airport police department, from the commencement of the relocation and construction of the Guangzhou Baiyun International Airport, there have been multiple incidents of criminal offences by criminal elements in society using the name of the airport authority or airport senior executives to solicit works, sub-contract business to fraudulently obtain “Guarantee Deposit”, Management Fee” and a number of people have been punished under Chinese law.

Being the victim suffering damage to its image and interests will continue to pay attention to this matter and reserve the right to take action against malicious infringers.

[seal of the GuangDong Airport
Management Group Corporation]
August 16, 2006

Subject Glossary: Investigation        Advertising Cooperation        Agreement Letter
Contact Person: Zhang Long Ping                                              Contact Tel: 86130378
Guangdong Airport Management Group Corporation                      17th August, 2006